Exhibit 19.1

New Employee

HUDSON PACIFIC PROPERTIES, INC. INSIDER TRADING COMPLIANCE PROGRAM
This Insider Trading Compliance Program (the “Program”) consists of four sections:
Section I provides an overview; Section II sets forth Hudson Pacific Properties, Inc.’s policies prohibiting insider trading; Section III explains insider trading; and Section IV consists of various procedures which have been put in place by Hudson Pacific Properties, Inc. to prevent insider trading.
I.SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three (3) times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. Insider trading is also prohibited by this Program and could result in serious sanctions, including dismissal.
This Program applies to all officers, directors and employees of the Company and its subsidiaries and extends to all activities within and outside an individual’s duties at the Company. Every officer, director and employee must review this Program. Questions regarding the Program should be directed to the General Counsel of the Company, Kay Tidwell (the “General Counsel”) at (310) 445-5759.
II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING
No officer, director or employee shall, either directly or indirectly (including, without limitation, through a family member, friend or entity in which such officer, director or employee or any of his or her family members is a director, officer or controlling equity holder or beneficiary) purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), no officer, director or key employee shall purchase or sell any security of the Company during the period beginning on the first day following the end of any fiscal quarter of the Company and ending two (2) trading days after the public release of earnings data for such fiscal quarter or the full year whether or not the Company or any of its officers, directors or employees is in possession of material, non-public information (the “Black-Out Period”).

Exhibit 19.1

In addition, from time to time, the Company may impose special black-out periods on officers, directors and employees of the Company if, in the judgment of the General Counsel, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. In the event that certain officers, directors and employees of the Company become subject to a special black-out period, such persons are prohibited from (a) trading in the Company’s securities and (b) disclosing to others the fact they are subject to such special black-out period. These special black-out periods may vary in length and may or may not be broadly communicated to officers, directors and employees. This restriction does not apply to transactions made under an approved 10b5-1 plan. The Company would re-open trading at the beginning of the 3rd day following the date of public disclosure of such significant corporate developments.
For the purposes of this Program, a “trading day” shall mean a day on which national stock exchanges are open for trading.
No officer, director or employee shall directly or indirectly tip material, non-public information to anyone while in possession of such information other than to disclose on a need- to-know basis to officers and employees of the Company in the course of performing their duties for the Company. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances (absent prior approval by the General Counsel and execution of an appropriate confidentiality agreement), or to anyone within the Company other than on a need-to-know basis.
III.EXPLANATION OF INSIDER TRADING
As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:
•Trading by insiders while in possession of material, non-public information;
•Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s duty to keep it confidential or was misappropriated; or
•Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

Exhibit 19.1

A.What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to) facts concerning: dividends or stock splits; corporate earnings or earnings forecasts; changes in management or control; possible mergers or acquisitions; major litigation; significant developments in borrowings or financings; defaults on borrowings; bankruptcies; and important business developments and major litigation developments. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: when in doubt, do not trade.
If you are unsure whether you are in possession of material non-public information, you should consult with the Company’s General Counsel prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Company’s securities.
B.What is Non-public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Business Wire, Associated Press, PR Newswire or United Press International, or in a filing with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately 48 hours following publication as a reasonable waiting period before such information is deemed to be public.
C.Who is an Insider?
“Insiders” include all officers, directors, and employees of a company (and its subsidiaries) and anyone else who has material inside information about a company. Insiders have independent duties to their company not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company (and its subsidiaries) should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade the Company’s securities while in possession of material, non-public

Exhibit 19.1

information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.
It should be noted that trading by members of an officer’s, director’s or employee’s family or household can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company-imposed sanctions.
D.Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party, or “tippee,” and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
E.Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (the “SEC”) and the Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•Securities industry self-regulatory organization sanctions;
•Civil injunctions;
•Damage awards to private plaintiffs;
•Disgorgement of all profits;
•Civil fines for the violator of up to three (3) times the amount of profit gained or loss avoided;
•Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three (3) times the amount of profit gained or loss avoided by the violator;

Exhibit 19.1

•Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•Jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.
F.Examples of Insider Trading
Examples of insider trading cases include actions brought against: corporate officers, directors, and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.
Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three (3) times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.
Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three (3) times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.

Exhibit 19.1

G.Insider Reporting Requirements, Short-Swing Profits and Short Sales
1.Reporting Obligations Under Section 16(a) – SEC Forms 3, 4 and 5

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), generally requires certain officers, directors and 10% stockholders, within ten (10) calendar days after the insider becomes an officer, director or 10% stockholder (or, in the case of an initial public offering, upon the date the registration statement is declared effective), to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 (“Form 3”) listing the amount of the Company’s Common Stock (the “Stock”), options, warrants and any other derivative securities that the insider beneficially owns. Following the initial filing on Form 3, every change in the beneficial ownership of the Company’s Stock, options, warrants and any other derivative securities must be reported on SEC Form 4 (“Form 4”) within two (2) business days after the date on which such change occurs or in certain cases on SEC Form 5 (“Form 5”) within forty-five (45) days after fiscal year end. Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In deciding the month during which a purchase or sale on the open market occurs for purposes of filing Form 4, the trade date rather than the settlement date is ordinarily determinative.
Special rules apply in certain situations. For example, after an initial public offering, if any officer or director purchases or sells any Stock within six (6) months after the event which required him or her to file Form 3, the Form 4 filed with respect to that purchase or sale must also report any other purchases or sales he or she made within the preceding six (6) months which were not previously reported. If an officer or director purchases or sells any Stock within six (6) months after his or her termination from such position, the transaction must be reported on Form 4 if he or she entered into an opposite-way purchase or sale transaction within the preceding six (6) months and prior to termination.
Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statements
2.Recovery of Profits Under Section 16(b)
For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Stock during a six (6) month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.
The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short-swing profits, and any Company stockholder can bring suit in the name of the Company. In this connection it must be remembered that reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities

Exhibit 19.1

under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two (2) years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two (2) year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed.
Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as Attachment A in addition to consulting with the General Counsel prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s Stock, options or warrants.
3.Short Sales Prohibited Under Section 16(c)
Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of the Company’s Stock, i.e., sales of shares which the insider does not own at the time of sale, or sales of Stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.
The General Counsel should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
H.Prohibition of Records Falsifications and False Statements
Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.
IV.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.
A.Identifying Material, Non-public Information
Prior to directly or indirectly trading any security of the Company, every officer, director and employee is required to contact the General Counsel (as part of the pre-clearance procedure discussed below in Section D) and make an initial determination whether the Company and/or such officer, director or employee is in possession of material, non-public information relating to

Exhibit 19.1

such security. In making such assessment, the explanations of “material” and “non-public” information set forth above should be of assistance. If after consulting with the General Counsel it is determined that the Company and/or such officer, director or employee is in possession of material, non-public information, there may be no trading of such security.
B.Information Relating to the Company
1.Access to Information
Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company on an other than need to know basis.
In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
2.Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the General Counsel at (310) 445-5759.
C.Limitations on Access to the Company Information
The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
1.All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:
•Maintaining the confidentiality of Company related transactions;
•Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

Exhibit 19.1

•Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•Restricting access to areas likely to contain confidential documents or material, non-public information; and
•Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
2.Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.
D.Pre-Clearance of Trades by Officers, Directors and Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, all transactions in Company securities (including without limitation, acquisitions and dispositions of the Company’s Stock, the exercise of stock options and the sale of the Company’s Stock issued upon exercise of stock options) by officers, directors and employees must be pre-cleared by the General Counsel. Clearance of a transaction is valid for no more than the 48-hour period immediately following receipt of such clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Additionally, except for the exercise of options for cash (but not the sale of such shares), the granting of stock awards, and the receipt or purchase of shares in settlement of any restricted stock unit agreement or stock appreciation rights agreement (but not the sale of any such shares), including the payment of any associated taxes through the surrender or sale of shares received from such stock award (or the right to receive such shares), neither the Company nor any of its officers, directors or employees may trade in any securities of the Company during the Black-Out Period.
Also, please consult the “Insider Trading Reminders” attached hereto as Attachment B.
E.Avoidance of Certain Aggressive or Speculative Trading
Officers, directors and employees and their respective family members (including spouses, minor children, or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options.
V.RULE 10B5-1 TRADING PLANS
A.Overview
Rule 10b5-1 of the 1934 Act (“Rule 10b5-1”) will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade the Company’s Stock (a “Trading Plan”) entered

Exhibit 19.1

into in good faith and in accordance with the terms of Rule 10b5-1 of the 1934 Act and all applicable state laws and shall be exempt from the trading restrictions set forth in the Program. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities and such initiation or modification is subject to all limitations and prohibitions of transactions involving the Company’s securities. Each such Trading Plan, and any modification thereof, shall be submitted to and pre-approved by the General Counsel, or such other person as the Company’s board of directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company Stock without the restrictions of windows and blackout periods even when there is undisclosed material information. A Trading Plan might also help reduce negative publicity that may result when key executives sell the Company’s Stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, nonpublic information, and only during a trading window period outside of the Black-Out Period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.
From time to time, for legal or other reasons, the Authorizing Officer may direct that purchases and sales pursuant to any Trading Plan be suspended or discontinued. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section V and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s Stock, including the exercise of options. Trading Plans are to be implemented only during open window periods and when the individual is not aware of any material non-public information. Trades pursuant to a Trading Plan may occur at any time. An individual may adopt more than one Trading Plan. Please review the following description of how a Trading Plan works.
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to purchase or sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

Exhibit 19.1

•Second, the Trading Plan must either:
•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•include a written formula or computer program for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s Stock under the Trading Plan in question; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into or alter a corresponding or hedging transaction or alter or deviate from the Trading Plan.
B.Revocation/Amendments to Trading Plans
Revocation of Trading Plans should occur only in unusual circumstances, and effectiveness of any revocation of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. However, if the individual terminates the Trading Plan after the first option exercise or Stock sale, then the individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until six (6) months after termination of the Trading Plan.
Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

Amendments to Trading Plans will not be allowed.

C.Discretionary Plans
Discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.
The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s Stock or option exercises, including but not limited to, blind trusts, limit orders or hedging strategies. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s Stock once the Trading Plan or other arrangement has been pre-approved.

Exhibit 19.1

D.Reporting (if required)
SEC Form 144 (“Form 144”) will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires     .” For Section 16 reporting persons, Form 4s should be filed before the end of the second (2nd) business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third (3rd) business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.

E.Options
Cash exercise of options currently can be executed at any time. Same day sales exercises of options are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a same day sale in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.
F.Trades Outside of a Trading Plan
During an open window, trades which differ from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.
The Trading Plans do not exempt the individuals from complying with the Section 16 rules regarding six (6) month short-swing profits.

G.Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

H.Pledging the Company’s Stock to Secure Margin of Other Loans

The Company does not permit officers and directors to pledge the Company’s Stock as collateral to secure loans. Such pledges also cannot be carried out through a Trading Plan.
I.Put and Call Options and other Hedging Transactions

Exhibit 19.1

Put and call options and other hedging transactions will not be permitted under a Trading Plan. In fact, such transactions outside of a Trading Plan may destroy the protection afforded by a Trading Plan.
VI.COMPLIANCE

All directors, officers and employees of the Company (and its subsidiaries) must promptly report, in accordance with the procedures set forth in the Company’s Code of Business Conduct and Ethics (including through the use of the Company’s Ethics Helpline at (866) 934- 4951, any trading in the Company’s securities by any insider, or any disclosure of inside information or material non-public information concerning other companies by such insider, that such person has reason to believe may violate this policy or federal or state securities laws.

Persons in possession of inside information when their employment or service terminates may not trade in the Company’s securities until that information has become public or is no longer material.
VII.EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE
After reading this policy statement, all officers, directors and employees should execute and return to the General Counsel the applicable Certification of Compliance form attached hereto as Attachment C or Attachment D. Please note that all officers, directors and employees are bound by the policy whether or not they sign the Certification of Compliance.
If you have any questions with regard to this policy statement, you should consult with the Company’s General Counsel.
Dated: March 4, 2020

Exhibit 19.1

Attachment A

SHORT-SWING PROFIT RULE SECTION 16(b) CHECKLIST
Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six (6) months of each other results in a violation of Section 16(b), and the “profit” must be recovered by the Company. It makes no difference how long the shares being sold have been held—or that you are an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six (6) month period.
SALES
If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household):
1.Have there been any purchases by the insider (or family members living in the same household) within the past six (6) months?
2.Have there been any option exercises within the past six (6) months?
3.Are any purchases (or option exercises) anticipated or required within the next six (6) months?
4.Has a Form 4 been prepared?
Note: If a sale is to be made by an affiliate of the Company and unregistered stock is to be sold, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?
PURCHASES AND OPTIONS EXERCISES
If a purchase or option exercise for stock is to be made:
1.Have there been any sales by the insider (or family members living in the same household) within the past six (6) months?
2.Are any sales anticipated or required within the next six (6) months (such as tax-related or year-end transactions)?
3.Has a Form 4 been prepared?
BEFORE PROCEEDING WITH A PURCHASE OR SALE, CONSIDER WHETHER YOU ARE AWARE OF MATERIAL, NON-PUBLIC INFORMATION WHICH COULD AFFECT THE PRICE OF THE STOCK.

Exhibit 19.1

Attachment B

INSIDER TRADING REMINDERS
Before engaging in any transaction in the Company’s securities, please read the following:
Both the federal securities laws and the Company’s policy prohibit transactions in the Company’s securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.
Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the information has been made available to the public for at least forty-eight (48) hours before engaging in any transaction.
Except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), neither the Company nor any of its officers, directors or employees may trade in any securities of the Company during the period beginning on the first day following the end of any fiscal quarter of the Company and ending on the close of business on the second (2nd) trading day after the public release of earnings data for such fiscal quarter or the full year whether or not the Company or any of its officers, directors or employees is in possession of material, non- public information. Important: All transactions by officers, directors and employees must be precleared with the General Counsel.
For further information and guidance, please refer to our Insider Trading Compliance Program and do not hesitate to contact the General Counsel.
ALL TRANSACTIONS IN HUDSON PACIFIC PROPERTIES, INC. SECURITIES BY OFFICERS, DIRECTORS AND EMPLOYEES MUST BE PRECLEARED BY
CONTACTING the General Counsel at (310) 445-5759.

Exhibit 19.1

Exhibit 19.1

Schedule D

CERTIFICATION OF COMPLIANCE
TO:    Kay Tidwell, General Counsel FROM:
RE:    INSIDER TRADING COMPLIANCE PROGRAM OF HUDSON PACIFIC PROPERTIES, INC.
I have received, reviewed and understand the above-referenced Insider Trading Compliance Program and hereby undertake, as a condition to my present and continued employment at Hudson Pacific Properties, Inc., to comply fully with the policies and procedures contained therein.

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